As filed with the Securities and Exchange Commission on August 12, 1998
                                                    Registration No. 333-
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                              POSSIS MEDICAL, INC.
             (Exact name of registrant as specified in its charter)
                Minnesota                            41-0783184
      (State or other jurisdiction                (I.R.S Employer
            of incorporation)                    Identification No.)

     9055 Evergreen Boulevard N.W. Minneapolis, Minnesota 55433 (612) 780-4555 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

          Robert G. Dutcher                          Amy E. Ayotte, Esq.
President and Chief Executive Officer     Copy to:  Dorsey & Whitney LLP
         Possis Medical, Inc.                      Pillsbury Center South
      9055 Evergreen Boulevard N.W.                 220 South Sixth Street
      Minneapolis, Minnesota 55433            Minneapolis, Minnesota  55402-1498
           (612)  780-4555                             (612) 340-6323

     (Name, address, including zip code, and telephone number, including area code, of agent for service)

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
|_|

                         CALCULATION OF REGISTRATION FEE
                                       Proposed        Proposed
     Title of Each        Amount        Maximum         Maximum       Amount of
  Class of Securities     to be      Offering Price    Aggregate    Registration
   to be Registered    Registered(1)  Per Share(2)  Offering Price(2)   Fee
     Common Stock
   ($.40 par value)     3,332,278      $ 9.3125       $ 31,031,839    $ 9,155

     (1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers such indeterminate number of shares of Common Stock as may be required to effect conversion of the debentures (the underlying shares of which are included for registration herein) and the payment of interest thereon or the exercise of the warrants, in each case to prevent dilution resulting from stock splits, stock dividends or similar events, or by reason of changes in the conversion price of the debentures or the exercise price of the warrants.

     (2) Estimated solely for purposes of computing the registration fee and based upon the average of the high and low sale prices for such Common Stock on August , 1998, as reported on the Nasdaq National Market.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  Subject to Completion, dated August 12, 1998
PROSPECTUS

                              POSSIS MEDICAL, INC.
                              ____________________

                                3,332,278 Shares
                                       of
                                  Common Stock
                                ($.40 par value)
                              ____________________


     This Prospectus relates to the offer and sale from time to time by certain persons listed under the caption "Selling Shareholders" (collectively, the "Selling Shareholders") of (i)up to an aggregate of 3,332,278 shares (collectively, the "Share") of common stock, par value $.40 per share (the "Common Stock"), of Possis Medical, Inc., a Minnesota corporation ("Possis" or the "Company"), and (ii)in accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), such indeterminate number of additional shares as may be required to effect conversion of the Company's SeriesA 5% Convertible Debentures Due July 15, 2004 (the "Debentures") and the payment of interest thereon or the exercise of the warrants (the "Warrants") issued in connection with the Debentures, in each case to prevent dilution resulting from stock splits, stock dividends or similar events, or by reason of changes in the conversion price of the Debentures or the exercise price of the Warrants. See "Selling Shareholders" and "Plan of Distribution." The Company will not receive any proceeds from the sale of the Shares. The Company has agreed to pay the expenses of registration of the Shares, including certain legal and accounting fees.

     Certain of the Selling Shareholders currently hold the Debentures and the Warrants, which are convertible into or exercisable for the Shares offered hereby. See "Incorporation of Certain Documents by Reference" and "Selling Shareholders." Neither the Debentures nor the Warrants themselves have been registered under the Securities Act of 1933, as amended, and this Prospectus does not relate to the offer or sale of either the Debentures or the Warrants.

     Any or all of the Shares may be offered from time to time in transactions on the Nasdaq National Market, in brokerage transactions at prevailing market prices or in transactions at negotiated prices. See "Plan of Distribution."

     The Shares offered hereby have not been registered under the blue sky or securities laws of any jurisdiction, and any broker or dealer should assure the existence of an exemption from registration or effectuate such registration in connection with the offer and sale of the Shares.

     The Common Stock is traded on the Nasdaq National Market under the symbol "POSS." On August11, 1998, the last reported sale price of the Common Stock as reported on the Nasdaq National Market was $ 9.4375 per share.
                              ____________________

     For information concerning certain risks related to this offering, see "Risk Factors" beginning on page 3 of this Prospectus.
                              ____________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              ____________________

     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities offered hereby in any jurisdiction in which it is not lawful or to any person to whom it is not lawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.

                The date of this Prospectus is __________, 1998.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7World Trade Center, Suite 1300, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at (http://www.sec.gov). In addition, the Common Stock of the Company is listed on the Nasdaq National Market, and reports, proxy statements and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, 1735 K. Street, N.W., Washington, D.C. 20006. This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and to which reference is hereby made.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents of the Company, which have been filed with the Commission, are hereby incorporated by reference in this Prospectus:

     (a) the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1997;

     (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended October31, 1997, January 31, 1998 and April 30, 1998;

     (c) the Company's Current Report on Form 8-K filed on July24, 1998; and

     (d) the descriptions of the Company's Common Stock and the Company's Preferred Share Purchase Rights contained in any Registration Statement of the Company filed under the Exchange Act, and any amendment or report filed for the purpose of updating such descriptions.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to any person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits to such documents). Requests for such copies should be directed to Irving R. Colacci, Possis Medical, Inc., 9055 Evergreen Boulevard N.W., Minneapolis, Minnesota 55433, telephone number (612) 780-4555.

                                  RISK FACTORS

     This Prospectus, including the information incorporated herein by reference, contains forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995, which are intended to qualify for the "safe harbor" provision thereunder. Forward-looking statements represent the Company's expectations or beliefs concerning future events. Possis cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those projected in the forward-looking statements as a result, in part, of the risk factors set forth below. In connection with the forward-looking statements that appear in this Prospectus, including the information incorporated herein by reference, prospective purchasers of the Common Stock offered hereby should carefully review the factors set forth below.

History of Operating Losses; No Assurance of Future Profitability

     The Company has incurred losses for fiscal years 1995, 1996 and 1997, and as of July 31, 1997, had a retained deficit of $26.2 million. For the year ended July 31, 1995, the Company had a net operating loss of $5.6 million. For the year ended July 31, 1996, the Company incurred a net operating loss of $9.9 million. The Company incurred a net operating loss of $9.6 million for the year ended July31, 1997, and a net operating loss for the nine months ended April 30, 1998 of $8.6 million. No assurance can be given that the Company will operate profitably on a quarterly or annual basis in the future.

     The Company does not expect to become profitable unless it achieves significant sales in the United States and its products receive additional United States Food and Drug Administration ("FDA") marketing approvals. There can be no assurance that significant sales or additional marketing approvals will occur. In addition, the Company must also convince health care professionals, third party payors and the general public of the medical and economic benefits of its AngioJet Rheolytic Thrombectomy System, Perma-Flow Coronary Bypass Graft and Perma-Seal Dialysis Access Graft. However, no assurance can be given that the Company will be successful in marketing the AngioJet, Perma-Flow or Perma-Seal products, or that the Company will be able to operate profitably on a consistent basis, even following FDA approval.

Limited Regulatory Approval for Company's Products; Government Regulation

     The Company's products and its manufacturing activities are subject to extensive and rigorous federal and state regulation in the United States and to various regulatory requirements in other countries, including Japan. Regulatory approvals, if granted, may include significant limitations on the indicated uses for which a product may be marketed. In addition, the process of obtaining and maintaining required regulatory approvals can be lengthy, expensive and uncertain.

     Current FDA enforcement policy strictly prohibits the marketing of approved medical devices for unapproved uses. In addition, product approvals could be withdrawn for failure to comply with regulatory standards or the occurrence of unforeseen problems following initial marketing. The Company will be required to adhere to applicable regulations setting forth Quality System Regulations
("QSR"), which include design, development, manufacturing, servicing, testing and documentation requirements. Failure to comply with applicable QSR or other regulatory requirements can result in, among other sanctions, fines, delays or suspensions of approvals, injunctions against further distribution, seizures or recalls of products, adverse publicity, operating restrictions and criminal prosecutions. Furthermore, changes in existing regulations or adoption of new regulations could prevent the Company from obtaining, or affect the timing of, future regulatory approvals and could adversely affect the continued marketing of the Company's existing products. No assurance can be given that the Company will be able to obtain necessary regulatory approvals on a timely basis or at all, and delays in receipt of or failure to receive such approvals, the loss of previously received approvals, or failure to comply with regulatory requirements would have a material adverse effect on the Company's business, financial condition and results of operations.

Uncertainty of Clinical and Marketing Acceptance; Technology Uncertainty

     Use of the AngioJet System for vascular, cardiovascular and intercranial clots is new and only now becoming widely known. Similarly, use of the Perma-Flow Graft in lieu of saphenous veins to perform coronary artery bypass graft ("CABG") procedures is new and not yet widely known. Market acceptance of the Company's AngioJet, Perma-Flow and Perma-Seal products will depend in large part on the Compan's ability to demonstrate to the medical community in general, and to cardiac surgeons and cardiologists in particular, the efficacy, relative safety and cost effectiveness of treating cardiovascular disease using the Company's products and to train cardiac surgeons and cardiologists to perform necessary procedures using the Company's products. There can be no assurance that the Company's products will provide benefits considered adequate by providers of cardiovascular and vascular treatments or that a sufficient number of such providers will use the Company's products for commercial success to be achieved. To date, the Company has trained only a limited number of physicians and will need to expand its marketing and training capabilities. Moreover, even if the Company's products become generally accepted by the medical community, physicians trained in the use of the Company's products may elect not to use or to recommend a competitor's products instead of the Company's products. The ability of the Company to conduct such marketing programs prior to FDA approval of the Company's products may be limited or restricted by FDA regulations, guidelines or policies. No assurance can be given that the Company's products will be accepted as an alternative to other existing or new therapies, or that cardiologists, cardiac surgeons or other physicians will accept AngioJet, Perma-Flow or Perma-Seal products as appropriate courses of treatment for their patients. Lack of clinical and market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations.

Dependence on AngioJet Products

     The Company is focusing its resources on the continued development and refinement of its AngioJet System. If the Company is unable to obtain requisite regulatory approvals or to achieve commercial acceptance of the AngioJet System for multiple purposes, the Company's business, financial condition and results of operations will be materially and adversely affected.

Rapid Technological Change and Intense Competition

     The medical products market is characterized by rapidly evolving technology and intense competition. The future success of the Company will depend on its ability to keep pace with advancing technology and competitive innovations. Many potential competitors have significantly greater research and development capabilities, experience in obtaining regulatory approvals, established marketing and financial and managerial resources than the Company. Additionally, many potential competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products, some of which may employ an entirely different approach or means of accomplishing the desired therapeutic effect than products being developed by the Company.

     The Company believes that its AngioJet System will face intense competition from a variety of treatments for the ablation and removal of blood clots, including thrombolytic drug therapies, surgical intervention, balloon embolectomy, mechanical and laser thrombectomy devices, ultrasound ablators, and other thrombectomy devices based on waterjet systems that are currently being developed by other companies. The Company is aware of a small number of synthetic grafts being developed that could compete with the Perma-Flow Graft. However, the Company believes it is the first developer to obtain FDA approval for U.S. clinical trials with a synthetic coronary bypass graft and the first to obtain CE Mark approval for marketing such a product in Europe. The Company's Perma-Seal Graft will compete with ePTFE grafts and other synthetic grafts with needle sealing properties.

     Many of the companies manufacturing these devices have substantially greater capital, as well as greater research and development, regulatory, manufacturing and marketing resources and experience than the Company and represent significant competition for the Company. Such companies may succeed in developing products that are more effective and/or less costly in treating thrombosis than the AngioJet System and more effective and/or less costly than the Perma-Flow and Perma-Seal grafts. Further, these companies may be more successful than the Company in manufacturing and marketing their products. No assurance can be given that the Company's competitors or others will not succeed in developing technologies, products or procedures that are more effective or less invasive than any being developed by the Company or that would render the Company's technology and products obsolete or noncompetitive. The advent of new devices, procedures or new pharmaceutical agents could hinder the Company's ability to compete effectively and have a material adverse effect on its business, financial condition and results of operations.

Reliance Upon Patents and Proprietary Rights

     The Company's success depends and will continue to depend in part on its ability to maintain patent protection for products and processes, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. The Company's policy is to attempt to protect its technology by, among other things, filing patent applications for technology that it considers important to the development of its business. The Company currently holds five United States patents and 18 foreign patents related to the Perma-Flow Graft and has two patent applications pending in the United States and two patent applications pending in foreign jurisdictions. The Company also holds two United States patents relating to the AngioJet System. In addition, the Company has ten United States and numerous foreign patent applications pending relating to the AngioJet System. Two AngioJet System patent applications have been accepted by the European Patent Office. In connection with the Perma-Seal Graft, two United States patents are pending and four foreign patent applications are pending. The validity and breadth of claims covered in medical technology patents involve complex legal and factual questions and, therefore, may be highly uncertain. No assurance can be given that the Company's pending applications will result in patents being issued or, if issued, that such patents, or the Company's existing patents, will provide a competitive advantage, or that competitors of the Company will not design around any patents issued to the Company. In addition, no assurance can be given that third parties will not receive patent protection on their own waterjet devices.

     The Company has acquired rights through licensing agreements to patents relating to processes used in the manufacture of the Perma-Seal Graft. Under these agreements, Possis is required to pay certain annual fees and royalties based on net sales of products using the technology covered by these patents.

     The Company requires all its employees to execute non-disclosure agreements upon commencement of employment with the Company. These agreements generally provide that all confidential information developed or made known to the individual by the Company during the course of the individual's employment with the Company is to be kept confidential and not disclosed to third parties. There can be no assurance, however, that the Company's non-disclosure agreements and other safeguards will protect its proprietary information and know-how or provide adequate remedies for the Company in the event of unauthorized use or disclosure of such information, or that others will not be able to independently develop such information. In addition, others may hold or receive patents which contain claims that may cover products developed by the Company.

     The Company also relies upon unpatented proprietary technology and trade secrets that it seeks to protect, in part, through confidentiality agreements with employees and other parties. No assurance can be given that these agreements will not be breached, that the Company will have adequate remedies for any breach, that others will not independently develop or otherwise acquire substantially equivalent proprietary technology and trade secrets or disclose such technology or that the Company can meaningfully protect its rights in such unpatented technology. Any disclosure of such information could have a material adverse effect on the Company's business, financial condition and results of operations.

     There  has  been   substantial   litigation   regarding  patent  and  other
intellectual property rights in the medical device industry. Litigation, which could result in substantial cost to and diversion of effort by the Company, may be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company, to defend the Company against claimed infringement of the rights of others to determine the ownership, scope or validity of the proprietary rights of the Company and others. An adverse determination in any such litigation could subject the Company to significant liabilities to third parties, could require the Company to seek licenses from third parties and could prevent the Company from manufacturing, selling or using its products, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

Potential Limitations on Third-Party Reimbursement

     Health care providers, such as hospitals and physicians, that purchase medical devices such as the AngioJet System or the Perma-Seal and Perma-Flow Grafts for use on their patients generally rely upon third party payors, such as Medicare, Medicaid and private insurance plans, to reimburse all or part of the costs and fees associated with the health care services provided to their patients. Medicare and Medicaid payors (in some states) determine whether to provide coverage for a particular procedure and reimburse hospitals for inpatient medical procedures at a prospectively determined rate according to diagnosis related groups ("DRGs"). The Health Care Financing Administration (the "HCFA"), the agency responsible for administering the Medicare system, has prohibited Medicare coverage for procedures that are not deemed safe and effective for the condition being treated, or which are still investigational. Even if a device has FDA approval, Medicare payors may deny reimbursement if they conclude that the device is experimental or used for an unimproved indication. In certain foreign markets, pricing or profitability of health care products is subject to government control. Reimbursement levels with respect to a medical products such as those of the Company are critical for the market acceptance of the product and the financial results of its manufacturer. The market for the Company's products could also be adversely affected by future legislation to reform the nation's health care system or by changes in industry practices regarding reimbursement policy and procedures. There can be no assurance that adequate third party coverage will be available for the Company to maintain price levels for its products sufficient to realize an appropriate return on its investment in product development.

Dependence Upon Key Personnel

     The Company is highly dependent on a limited number of key management and technical personnel. In addition, the highly technical nature of the Company's business, its ability to continue its technological developments and to market its products and thereby develop a competitive edge in the marketplace depends, in large part, on its ability to attract and maintain qualified technical and key management personnel. Competition for such personnel is intense, and no assurance can be given that the Company will be able to attract and retain such personnel. The loss of key personnel, or inability to hire or retain qualified personnel, could have a material adverse effect on the Company's business, financial condition and results of operations.

Product Liability and Possible Insufficiency of Insurance

     The manufacture and sale of the Company's products entail the risk of product liability claims. A recent United States Supreme Court decision held that, despite a company's compliance with FDA regulations, it still may not be shielded from common-law negligent design claims or manufacturing and labeling claims based on state rules. No assurance can be given that the coverage limits of the Company's product liability insurance policies will be adequate. Such insurance is expensive and in the future may not be available on acceptable terms, if at all. A successful claim or series of claims brought against the Company in excess of its insurance coverage, and the effect any product liability litigation may have upon the reputation and marketability of the Company's technology and products, together with diversion of the attention of the Company's key personnel, could have a material adverse effect on the Company's business, financial condition and results of operations.

Future Capital Needs; Uncertainty of Additional Funding

     The Company anticipates that cash on hand, interest expected to be earned thereon and anticipated revenues will be sufficient to finance the Company's operations for at least the next six to twelve months, although there can be no assurance that additional capital will not be required sooner. In the future, the Company may be required to raise additional funds. No assurance can be given that additional capital will be available to the Company or that capital, if any, will be available upon satisfactory terms. Any additional equity financings may be dilutive to purchasers in this offering, and any debt financing may involve restrictive covenants. Failure to secure additional financing if and when needed could adversely affect the Company and its operations.

Volatile Securities Market Factors and Possible Wide Fluctuations in Stock Price

     The market price of the Company's stock has in the past been subject to significant fluctuations. Moreover, the markets for equity securities in general, and for those of medical device manufacturers in particular, have been volatile, and the price of the Company's common stock in the future could be subject to wide fluctuations in response to quarterly variations in operating results, news and product announcements, trading volume, general market trends and other factors. No assurance can be given that the Company's common stock will trade in the future at market prices in excess of its current market price.

Anti-Takeover Provisions

     Of the 100 million shares of capital stock authorized under the Company's Amended and Restated Articles of Incorporation, the Company has 79 million undesignated shares, which shares the Board of Directors may issue on such terms, and with such rights, preferences and designations, as the Board of Directors may determine, without further shareholder action. In addition, the Company has adopted a shareholder rights plan, which provides for the exercise of preferred share purchase rights when a person has become, subject to certain exceptions, the beneficial owner of 15% or more of the outstanding Common Stock. The Company is also subject to certain provisions of the Minnesota Business Corporation Act that limit the voting rights of shares acquired in certain acquisitions and restrict certain business combinations. The existence or issuance of "blank check" stock, the existence of the shareholder rights plan and the effect of anti-takeover provisions under Minnesota law, individually or in the aggregate, may have the effect of discouraging potential takeover attempts and of delaying, deferring or preventing a change in control of the Company or making removal of management more difficult, which could deprive the Company's shareholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

Dependence on Single Source Suppliers

     The Company depends on single source suppliers for certain of the raw materials used in the manufacture of its graft products. In the event the Company must obtain alternative sources for key raw materials, there can be no assurance that such materials will be available for purchase from alternative suppliers, that alternative suppliers will agree to supply the Company, or that the Compan's use of such suppliers would be approved by the FDA. Although the Company currently has an adequate supply of raw materials and believes it will be adequate for the needs of its graft business, there can be no assurance that new sources of supply will be available when necessary. Any interruption in supply of raw materials could have a material adverse effect on the Company's ability to manufacture its products until a new source of supply is located and, therefore, could have a material adverse effect on its business, financial condition and results of operations.

Non-Payment of Dividends

     The Company has never paid cash dividends on its common stock. The Company currently intends to retain all future earnings, if any, for use in its business and does not anticipate that cash dividends will be paid in the foreseeable future.


                              POSSIS MEDICAL, INC.

General

     Possis Medical, Inc. develops, manufactures and markets innovative medical products that assist surgeons and interventionalists in treating cardiovascular or vascular diseases or conditions requiring vascular intervention. Currently, the Company's products -- the AngioJet Rheolytic Thrombectomy System, Perma-Flow Coronary Bypass Graft and Perma-Seal Dialysis Access Graft -- are in clinical trials in the United States and in early stages of commercialization in Europe, Japan and Canada. The AngioJet System is marketed in the United States for treatment of dialysis access graft thrombosis.

     The Company's AngioJet Rheolytic Thrombectomy System utilizes a disposable catheter that delivers pressurized saline jets to remove blood clots in a rapid and minimally invasive manner. The development of blood clots in various segments of the vascular system is common and is one of the leading causes of morbidity and death. Possis believes that its AngioJet System represents a novel approach to the removal of blood clots from arteries, veins and grafts and offers certain potential advantages over the current primary methods of treatment -- thrombolytic drugs and mechanical devices. In early stages of commercialization and in U.S. clinical trials, the AngioJet System has demonstrated the ability to remove blood clots within seconds to minutes without surgical intervention and without the risk of uncontrolled bleeding. A Phase I clinical trial involving the use of the AngioJet System for removing blood clots from peripheral arteries and vascular grafts was completed in March 1994. On December 6, 1996 the Company received United States Food and Drug Administration ("FDA") clearance to commence U.S. marketing of the AngioJet System with labeling claims for removal of blood clots from grafts used by patients on kidney dialysis. In August 1998, the Company plans to submit a 510(k) application to the FDA seeking clearance to expand label claims for its AngioJet System to include use in peripheral arteries and bypass grafts in the U.S. The Company expects an FDA decision on the application in 1998.

     In March 1996, Possis received FDA approval to initiate Phase 2 clinical testing of its AngioJet System for use in removing blood clots from coronary arteries and bypass grafts. In May 1998, the FDA agreed to permit unblinding of the Company's Vegas 2 Coronary AngioJet U.S. clinical trial results. These important clinical results, involving approximately 350 patients, showed the AngioJet System to be much faster than urokinase, removing blood clots in minutes versus the hours required by urokinase. In addition, the AngioJet System typically achieved more complete thrombus removal than urokinase, caused fewer adverse events and resulted in lower treatment costs. The Company plans to file an AngioJet System Premarket Approval ("PMA") application with the FDA in August 1998 seeking U.S. marketing approval for artery and coronary bypass graft blood clot removal.

     In December 1997, the Company received approval to commence a clinical study of the AngioJet System for use in the treatment of stroke caused by blockage of the carotid arteries, the main vessels supplying blood to the brain. Patient enrollment in the study is expected to begin in August 1998. The Company believes that the treatment of stroke is a significant marketing opportunity for the AngioJet System.

     The Perma-Flow Coronary Bypass Graft is a synthetic graft that acts as a substitute for native blood vessels used in coronary artery bypass surgery, which is performed to treat the impairment of blood flow to portions of the heart. The Perma-Flow Graft is intended initially to provide an alternative to patients with insufficient or inadequate native vessels for use in bypass surgery. The Company believes that the Perma-Flow Graft may ultimately be used as a substitute for native saphenous veins, thus avoiding the trauma and expense associated with the surgical harvesting of native veins. The Perma-Flow Graft is currently in Phase 2 clinical trials in the United States, and an interim analysis of the results continues to show use of the Perma-Flow Graft to be safe in patients who require bypass surgery but who have inadequate native vessels to complete all of the bypasses needed. Other clinical indicators, such as reduction in angina and improved heart function classifications, also continue to demonstrate that patients experience clinical benefits from Graft use. On May 4, 1998, the Company received a Humanitarian Device Exemption ("HDE") from the FDA for U.S. marketing of the Perma-Flow Graft. This exemption will allow the Company to market the product in the U.S. for patients who require coronary bypass surgery but who have inadequate blood vessels of their own for use in the surgery while the Company completes the U.S. clinical study and PMA registration designed to provide broad marketing approval. The Company currently anticipates filing a PMA application for marketing authorization for the Perma-Flow Graft in the U.S. in 2000.

     The Perma-Seal Dialysis Access Graft is a self-sealing synthetic graft used as a point of vascular access in kidney dialysis patients. The Company believes that its Perma-Seal Graft may offer advantages over currently used synthetic grafts because of its needle-hole sealing capability. The Company believes that this characteristic will be effective in sealing puncture sites in the grafts with minimal compression time and bleeding as compared with other currently available graft products and, as a result, will reduce dialysis procedure and administrative time per patient and the costs associated therewith. In addition, because of its ability to seal a needle puncture without depending on tissue ingrowth, the Perma-Seal Graft provides an option for patients who require dialysis immediately after implant. In May 1997, the Company completed its enrollment for the Perma-Flow Graft clinical trials in the U.S. The Company filed a 510(k) application for marketing authorization with the FDA in August 1994 and responded to a request for additional information from the FDA in August 1995. In November 1995, the FDA responded to the 510(k) with additional questions and in February 1996, the FDA told the Company it wanted to see data on 124 study patients followed for 12 months. In August 1997, the Company resubmitted its 510(k) application, and at its April 23, 1998 meeting to review the 510(k) application, an FDA Circulatory Systems Advisory Panel made recommendations on appropriate labeling for market release of the product. The Company anticipates a final FDA decision by mid-August, 1998.

     The Company's objective is to become a leading supplier of innovative medical products for the treatment of cardiovascular or vascular diseases or conditions. The Company will pursue its strategy by seeking to demonstrate the safety and efficacy of its products, developing relationships with leading clinicians, establishing world-class manufacturing processes and rapidly commercializing its products. In addition, Possis intends to expand its product portfolio by applying its existing product technology to additional cardiovascular or vascular treatment needs, by developing new product technology and, in some cases, by using existing product technology in non-vascular applications. In January 1998 the Company engaged Salomon Smith Barney to assist in the development and implementation of a strategic plan designed to maximize the value of the Company's vascular graft business.

     The Company's executive offices are located at 9055 Evergreen Boulevard N.W., Minneapolis, Minnesota 55433. Its telephone number is (612) 780-4555.


                              SELLING SHAREHOLDERS

     The following table sets forth the names of the Selling Shareholders, the principal amount of the Debentures issued, the number of shares of Common Stock owned prior to the offering, the number of Shares that may be offered for sale pursuant to this Prospectus and the number of Warrants or other warrants held as of July 31, 1998.

     The Company has agreed to register initially 3,332,278 shares for resale by the Selling Shareholders holding the Debentures and the Warrants as well as other warrants. The number of Shares shown as being offered by the Selling
Shareholders that hold the Debentures and Warrants does not include such indeterminate number of shares as may be required to effect conversion of the Debentures and the payment of interest thereon or exercise of the Warrants, in each case to prevent dilution resulting from stock splits, stock dividends or similar events, or by reason of changes in the conversion price of the Debentures or the exercise price of the Warrants, but which shares are, in accordance with Rule 416 under the Securities Act, included in the Registration
Statement of which this Prospectus forms a part.


                                Principal        Number of                                            Number of
                                Amount of          Shares                          Number of            Shares
                                Debentures          Owned                            Shares             Owned
                               Held Prior to     Prior to the                        Ofered            After the
         Name                 the Offering(1)      Offering          Warrants       Hereby(7)         Offering(8)
Brown Simpson Strategic
   Growth Fund, L.P.......... $  700,000(2)      47,330(1)(3)       4,354(4)(6)     185,283(6)            0
Brown Simpson Strategic
   Growth Fund, Ltd..........  1,300,000(2)      87,898(1)(3)       8,086(4)(6)     344,097(6)            0
Westover Investments, L.P....  1,200,000         81,136(1)(3)      11,064(4)        321,228               0
Montrose Investments, Ltd....  2,800,000        189,318(1)(3)      25,816(4)        749,532
Lehman Brothers, Inc.........  3,000,000(2)     202,840(1)(3)      33,660(4)(6)     809,069(6)            0
Bay Harbor Investments, Inc..  3,000,000        202,840(1)(3)      27,660(4)        803,069               0
John G. Kinnard & Co.........        N/A             [0]          120,000(5)        120,000               0

   Total..................... $12,000,000       811,362           230,640         3,332,278               0

_______________

     (1) The Debentures, in the aggregate principal amount of $12,000,000, were issued to certain of the Selling Shareholders pursuant to a Convertible Debenture Purchase Agreement, dated as of July14, 1998, and are convertible into shares of Common Stock. The price at which the Debentures may be converted and the maximum number of shares available for conversion may vary depending on the date of the conversion and the trading price of the Common Stock prior to conversion. Between July15, 1998 and for a period of 180 days thereafter, the Debentures are convertible, at the option of the holder thereof, at a price of $14.79 per share. Between the 181st day and 365th day following July 15, 1998 (the "Second Period"), the Debentures are convertible, at the option of the holder thereof, at the lesser of $14.79 or the average of the closing bid prices for any 10 consecutive trading days selected by the holder during a look-back period consisting of 30 consecutive trading days prior to the date of conversion (such lesser amount, the "Conversion Price"), subject to a maximum number of shares of Common Stock available for such conversion equal to the amount obtained by dividing (x) the total principal amount of Debentures held by such purchaser on the first day of the Second Period by (y) 50% of the average closing bid price for the 10 trading days immediately preceding the commencement of the Second Period (the "Initial Maximum Share Number"). From and after the 366th day following July 15, 1998 (the "Third Period"), the Debentures are convertible, at the option of the holder thereof, at the Conversion Price, subject to a maximum number of shares of Common Stock available for such conversion (minus any shares of Common Stock received by the purchaser upon conversion of Debentures during the Second Period) equal to the greater of (i) the amount obtained by dividing (x) the total principal amount of Debentures held by such purchaser on the first day of the Second Period by (y) 50% of the average closing bid price of the Common Stock for the 5 trading days immediately preceding the commencement of the Third Period, and (ii) the Initial Maximum Share Number. The Debentures are subject to certain conversion restrictions; for example, holders of the Debentures may not convert to the extent that such conversion would result in the holder beneficially owning in excess of 4.999% of the Common Stock of the Company. In addition, the Debentures are convertible at the option of the Company, subject to certain conditions. The Debentures are due on or prior to July15, 2004, and bear an interest rate of 5% per annum. The foregoing information is only a summary and is qualified in its entirety by the information contained in the documents filed as exhibits to the Company's Current Report on Form 8-K filed on July24, 1998. See "Incorporation of Certain Documents by Reference."

     (2) The Debentures listed for Brown Simpson Strategic Growth Fund, L.P. and Brown Simpson Strategic Growth Fund, Ltd. are held of record by Lehman Brothers, Inc. as nominee for Brown Simpson Strategic Growth Fund, L.P. and Brown Simpson Strategic Growth Fund, Ltd., respectively. Beneficial ownership, however, remains in Brown Simpson Strategic Growth Fund, L.P. and Brown Simpson Strategic Growth Fund, Ltd., respectively.

     (3) The number of shares owned prior to the offering was calculated by dividing (I) the principal amount of the Debentures held prior to the offering by (II) the initial conversion price of $14.79. None of the Selling Shareholders own Company Common Stock other than the shares issuable upon conversion of the Debentures or exercise of the Warrants or other warrants.

     (4) The Warrants have an exercise price of $15.578 and are exercisable from July 15, 1998 until July 15, 2002, subject to certain restrictions. For detailed information concerning the Warrants, see the documents filed as exhibits to the Company's Current Report on Form 8-K filed on July 24, 1998, which is incorporated herein under "Incorporation of Certain Documents by Reference."

     (5) John G. Kinnard & Co. ("Kinnard") holds warrants to purchase 120,000 shares of Common Stock. The warrants were issued to Kinnard in connection with its role in the public offering of 1,522,500 shares of Common Stock of the Company in September 1994.

     (6) Brown Simpson Strategic Growth Fund, L.P. received Warrants to purchase 6,454 shares on July 15, 1998, and Brown Simpson Strategic Growth Fund, Ltd. received Warrants to purchase 11,986 Shares on July 15, 1998. Subsequently, these entities transferred Warrants to purchase 2,100 and 3,900 shares, respectively, to Lehman Brothers, Inc. The number of Warrants being registered for each entity and for Lehman Brothers, Inc. reflects such transfers.

     (7) The number of shares offered hereby was determined by agreement between the Company and the Selling Shareholders and was allocated pro rata among the Selling Shareholders (other than Kinnard) based on their respective initial holdings of Debentures. Because the number of shares that will ultimately be issued upon conversion of the Debentures and payment of interest thereon is dependent upon a number of factors, including the variable conversion price as well as certain antidilution adjustments, and cannot be determined at this time, the Company has agreed to include herein a number of shares in excess of the number of shares the Selling Shareholders own prior to the offering

     (8) The number of shares owned after the offering assumes the sale of all the shares of Common Stock offered hereby.


                              PLAN OF DISTRIBUTION

     The Selling Shareholders, their pledgees, donees, transferees or other successors-in-interest, may, from time to time, sell all or a portion of the shares of Common Stock being registered hereunder (the "Shares") in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The Shares may be sold by the Selling Shareholders by one or more of the following methods, without limitation:
(a)block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b)purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (c)an exchange distribution in accordance with the rules of the applicable exchange, (d)ordinary brokerage transactions and transactions in which the broker solicits purchasers, (e)privately negotiated transactions,
(f)short sales, (g)a combination of any such methods of sale and (h)any other method permitted pursuant to applicable law.

     From time to time the Selling Shareholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the Shares in connection therewith or in settlement of securities loans. If the Selling Shareholders engage in such transactions, the applicable conversion price may be affected. From time to time the Selling Shareholders may pledge their Shares pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by the Selling Shareholders, the broker may offer and sell the pledged Shares from time to time.

     In effecting sales, brokers and dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate in such sales. Brokers or dealers may receive commissions or discounts from the Selling Shareholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Shareholders to sell a specified number of such Shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the Selling Shareholders. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the thencurrent market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such Shares commissions as described above. The Selling Shareholders may also sell the Shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this Prospectus.

     The Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in sales of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Company is required to pay all fees and expenses incident to the registration of the Shares, including certain fees and disbursements of counsel to the Selling Shareholders. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                     EXPERTS

     The financial statements and the related financial statement schedule incorporated in this Prospectus by reference from the Company's annual report on Form 10-K for the year ended July 31, 1997 have been audited by Deloitte & Touche, independent auditors, as stated in their report which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                                  LEGAL MATTERS

     The validity of the Shares offered hereby has been passed upon for the Company by Dorsey & Whitney LLP, 220 South Sixth Street, Minneapolis, Minnesota 55402.

     No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Selling Shareholders or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction in which such offer or solicitation would be unlawful or to any person to whom it is unlawful. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date hereof.

                                   __________


                                TABLE OF CONTENTS

                                                Page

Available Information..........................   4
Incorporation of Certain Documents
     By Reference..............................   4
Risk Factors...................................   5
Possis Medical, Inc............................  10
Selling Shareholders...........................  12
Plan of Distribution...........................  13
Experts........................................  14
Legal Matters..................................  15









                                3,332,278 Shares




                              POSSIS MEDICAL, INC.







                                  Common Stock







                                  ____________

                                   PROSPECTUS
                                  ____________

















                                                   __________, 1998

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth estimated expenses payable by the Company in connection with the offering and sale of the Common Stock being registered hereunder.

         Commission Registration Fee.......................  $ 9,155
         Accounting Fees and Expenses......................    2,000
         Legal Fees and Expenses...........................    7,000
         Miscellaneous ....................................      845
                  Total....................................  $19,000

     All fees and expenses other than the Commission registration fee are estimated. All expenses listed above will be paid by the Company.

Item 15.  Indemnification of Officers and Directors

     Unless prohibited in a corporation's articles or bylaws, Minnesota Statutes 302A.521 requires indemnification of officers, directors, employees and agents, under certain circumstances, against judgments, penalties, fees, settlements and reasonable expenses (including attorney's fees and disbursements) incurred by such person in connection with a threatened or pending proceeding with respect to the acts or omissions of such person in his or her official capacity. The general effect of Minnesota Statutes 302A.521 is to reimburse (or pay on behalf of) directors and officers of the Company any personal liability that may be imposed for certain acts performed in their capacity as directors and officers of the Company, except where such persons have not acted in good faith. The Bylaws of the Company provide for such indemnification to the maximum extent permitted by Minnesota Statutes.

     In addition, the officers and directors of the Company have entered into indemnification agreements with the Company, and the Company maintains an insurance policy to assist in funding indemnification of directors and officers for certain liabilities.

Item 16.  List of Exhibits

     4.1 Rights Agreement, dated as of December 12, 1996, between the Company and Norwest Bank Minnesota, National Association, including the Form of Right Certificate attached as Exhibit B thereto (incorporated by reference to Exhibit 1 tothe Company's Registration Statement on Form 8-A filed December 12, 1996)

     5.1 Opinion of Dorsey & Whitney LLP

     23.1 Consent of Deloitte & Touche LLP

     23.2 Consent of Dorsey & Whitney LLP (included in Exhibit5.1 to this Registration Statement)

     24.1 Power of Attorney

Item 17.  Undertakings

         The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change to such information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in the information set forth in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on August12, 1998.

                                          POSSIS MEDICAL, INC.

                                     By   /s/ Robert G. Dutcher
                                          Robert G. Dutcher
                                          President and Chief Executive Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the date indicated.

         Name                         Title                           Date

/s/ Robert G. Dutcher            President, Chief
     Robert G. Dutcher           Executive Officer                August12, 1998
                                    and Director
                                 (Principal Executive Officer)

/s/  Russel  E. Carlson          Vice President, Finance        August 12, 1998
     Russel E. Carlson           and Chief Financial Officer
                                 (Principal Financial and
                                    Accounting Officer)
*
                                 Chairman of the Board          August 12, 1998
     Donald C. Wegmiller

*
                                 Director                       August 12, 1998
     Dean Belbas

*
                                 Director                       August 12, 1998
     Seymour J. Mansfield

*
                                 Director                       August 12, 1998
     Demetre Nicoloff, MD




*By:    /s/ Robert G. Dutcher                                 August 12, 1998
        Robert G. Dutcher
        Attorney-in-fact**
_______________
     ** Executed on behalf of the indicated persons by Robert G. Dutcher pursuant to the Powers of Attorney included as Exhibit 24.1 to this registration statement.

                                  EXHIBIT INDEX



Exhibit
    No.                                    Description

   4.1 Rights Agreement, dated as of December 12, 1996, between the Company and Norwest Bank Minnesota, National Association, including the Form of Right Certificate attached as Exhibit B thereto (incorporated by reference to Exhibit 1 tothe Company's Registration Statement on Form 8-A filed December 12, 1996)

   5.1    Opinion of Dorsey & Whitney LLP

  23.1    Consent of Deloitte & Touche LLP

  23.2 Consent of Dorsey & Whitney LLP (included in Exhibit5.1 to this Registration Statement)

  24.1    Power of Attorney

                                                                     Exhibit 5.1

                      [Letterhead of Dorsey & Whitney LLP]
                              DORSEY & WHITNEY LLP
                             Pillsbury Center South
                             220 South Sixth Street
                        Minneapolis, Minnesota 55402-1498
                            Telephone: (612) 340-2600
                               Fax: (612) 340-2868

Possis Medical, Inc.
9055 Evergreen Boulevard N.W.
Minneapolis, Minnesota 55433

                  Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as counsel to Possis Medical, Inc., a Minnesota corporation (the "Company"), in connection with a Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the sale of up to 3,332,278 shares of common stock of the Company, par value $.40 per share ("Common Stock"), all of which shares will be sold from time to time by the Selling Shareholders named in the Registration Statement.

     We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below.

     In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

     Based on the foregoing, we are of the opinion that the shares of Common Stock to be sold by the Selling Shareholders pursuant to the Registration Statement have been duly authorized by all requisite corporate action, and are validly issued, fully paid and nonassessable.

     Our opinions expressed above are limited to the laws of the State of Minnesota.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus constituting part of the Registration Statement.

Date:  August 12, 1998
                                                Very truly yours,

                                               /s/ Dorsey & Whitney LLP
AEA

                                                                   Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT



     We consent to the incorporation by reference in this Registration Statement of Possis Medical, Inc. on Form S-3 relating to the sale of 3,332,278 shares of common stock of our report, dated August 29, 1997 on the 1997 financial statements and related financial statement schedule, appearing in the Annual Report on Form 10-K of Possis Medical, Inc. for the year ended July 31, 1997 and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.



                                          Deloitte & Touche LLP

Minneapolis, Minnesota
August 11, 1998

                                                                    Exhibit 24.1


                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert G. Dutcher and Russel E. Carlson, and each of them, the undersigned's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities (including the undersigned's capacity as a director and/or officer of Possis Medical, Inc.), to sign a Registration Statement on Form S-3 of Possis Medical, Inc. ("Possis") to be filed under the Securities Act of 1933 for the registration of the resale of 3,332,278 shares of Common Stock of Possis by the Selling Shareholders named therein, and any and all amendments (including post-effective amendments) to such Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Name                            Title                       Date


 /s/ Donald C. Wegmiller          Chairman of the Board          August 12, 1998
 Donald C. Wegmiller


 /s/ Dean Belbas                  Director                       August 12, 1998
 Dean Belbas


 /s/ Seymour J. Mansfield         Director                       August 12, 1998
 Seymour J. Mansfield


 /s/ Demetre Nicoloff, MD         Director                       August 12, 1998
 Demetre Nicoloff, MD


 /s/ Robert G. Dutcher            President, Chief Executive     August 12, 1998
 Robert G. Dutcher                Officer and Director


 /s/ Russel E. Carlson            Vice President of Finance and  August 12, 1998
 Russel E. Carlson                Chief Financial Officer